Exhibit 10.11

PAID UP OIL AND GAS LEASE

THIS PAID UP OIL AND GAS LEASE is made as of the 1st day of June, 2026 between US Land Guild, LLC whose address is 1751 River Run, Suite 405, Fort Worth, Texas 76107, as Lessor, and BLACKBEARD OPERATING, LLC, 1751 River Run, Suite 405, Fort Worth, Texas 76107, as Lessee. All printed portions of this lease were prepared by the party hereinabove named as Lessee, but all other provisions (including the completion of blank spaces) were prepared jointly by Lessor and Lessee.

1. In consideration of a cash bonus in hand paid and the covenants herein contained, Lessor hereby grants, leases and lets exclusively to Lessee the following described land, subject to the reservation in Paragraph 17, hereinafter called leased premises:

See Attached Exhibit A

It is the intent of Lessor herein to Lease all of that certain interest conveyed to Lessor in that Certain Conveyance and Deed, dated Effective June 1, 2026 and filed at Volume 717, Page 789, of the Official Public Records of Crane County, Texas.

in the county of Crane, State of Texas, containing 79,463.33 acres, more or less (including any interests therein which Lessor may hereafter acquire by reversion, prescription or otherwise), for the purpose of exploring for, developing, producing and marketing oil and gas, along with all hydrocarbon and nonhydrocarbon substances produced in association therewith. The term ‘gas” as used herein includes helium, carbon dioxide and other commercial gases, as well as hydrocarbon gases. In addition to the above-described leased premises, this lease also covers accretions and any small strips or parcels of land now or hereafter owned by Lessor which are contiguous or adjacent to the above-described leased premises, and, in consideration of the aforementioned cash bonus, Lessor agrees to execute at Lessee’s request any additional or supplemental instruments for a more complete or accurate description of the land so covered. For the purpose of determining the amount of any shut-in royalties hereunder, the number of gross acres above specified shall be deemed correct, whether actually more or less.

2. This lease, which is a “paid-up” lease requiring no rentals, shall be in force for a primary term of three (3) years from the date hereof, and for as long thereafter as oil or gas or other substances covered hereby are produced in paying quantities from the leased premises or from lands pooled therewith or this lease is otherwise maintained in effect pursuant to the provisions hereof.

3. Royalties on oil, gas and other substances produced and saved hereunder shall be paid by Lessee to Lessor as follows: (a) For oil and other liquid hydrocarbons separated at Lessee’s separator facilities, the royalty shall be 25% of such production, to be delivered to Lessor at the point of sale, such value to be determined by the gross proceeds of the sale thereof to the first non-affiliated third-party purchaser under a bona fide arms length sale or contract, and if no such sale is available, then the higher of the gross proceeds at the point of sale or the wellhead market price then prevailing in the same field (or if there is no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) for production of similar grade and gravity; (b) for gas (including casinghead gas) and all other substances covered hereby, the royalty shall be 25% of the gross proceeds realized by Lessee from the sale thereof to the first non-affiliated third-party purchaser under a bona fide arms length sale or contract, and if no such sale is available, then the higher of the gross proceeds at the point of sale or the wellhead market price paid for production of similar quality in the same field (or if there is no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) pursuant to comparable purchase contracts entered into on the same or nearest preceding date as the date on which Lessee commences its purchases hereunder; and (c) if at the end of the primary term or any time thereafter one or more wells on the leased premises or lands pooled therewith are capable of producing oil or gas or other substances covered hereby in paying quantities, but such well or wells are either shut in or production therefrom is not being sold by Lessee, such well or wells shall nevertheless be deemed to be producing in paying quantities for the purpose of maintaining this lease. If for a period of 90 consecutive days such well or wells are shut in or production therefrom is not being sold by Lessee, then Lessee shall pay shut-in royalty of one dollar per acre then covered by this lease, such payment to be made to Lessor or to Lessor’s credit in the depository designated below, on or before the end of said 90-day period and thereafter on or before each anniversary of the end of said 90-day period while the well or wells are shut in or production therefrom is not being sold by Lessee; provided that if this lease is otherwise being maintained by operations, or if production is being sold by Lessee from another well or wells on the leased premises or lands pooled therewith, no shut-in royalty shall be due until the end of the 90-day period next following cessation of such operations or production. Lessee’s failure to properly pay shut-in royalty shall render Lessee liable for the amount due, but shall not operate to terminate this lease.

Notwithstanding anything herein to the contrary, payments of royalty under the terms of this lease shall never bear or be charged with, either directly or indirectly, any part of the costs or expenses of production, gathering, dehydration, compression, transportation, manufacturing, processing, treating, post-production expenses, marketing, or otherwise making the oil or gas ready for sale or use, nor any costs of construction, operation or depreciation of any plant or other facilities for processing said oil or gas (collectively, “Post-Production Costs”). If any disposition, contract or sale of oil or gas shall include any reduction or charge for Post-Production Costs, then such deduction, expense or cost shall be added to gross proceeds so that Lessor’s royalty shall never be chargeable directly or indirectly with any costs or expenses other than its pro rata share of ad valorem, severance, production, or other excise taxes. It is expressly provided that the terms of this paragraph shall be controlling over the provisions of the above provisions 3(a) and 3(b) of this lease, and this paragraph shall not be treated as surplusage under the provisions of case law, including Heritage Res., Inc. v. NationsBank, 939 S.W.2d 118 (Tex. 1996) and Judice v. Mewbourne Oil Co., 939 S.W. 2d 133 (Tex. 1996). For the avoidance of doubt, “Post-Production Costs” do not include a percentage reduction making up a percentage-of-proceeds pricing model, and such percentage-of-proceeds deduction amounts shall not be added back in calculating any royalty paid hereunder.

4. All shut-in royalty payments under this lease shall be paid or tendered [ DIRECTLY TO LESSOR AT ABOVE ADDRESS ] or its successors, which shall be Lessor’s depository agent for receiving payments regardless of changes in the ownership of said land. All payments or tenders may be made in currency, or by check or by draft and such payments or tenders to Lessor or to the depository by deposit in the U.S. Mails in a stamped envelope addressed to the depository or to the Lessor at the last address known to Lessee shall constitute proper payment. If the depository should liquidate or be succeeded by another institution, or for any reason fail or refuse to accept payment hereunder, Lessor shall, at Lessee’s request, deliver to Lessee a proper recordable instrument naming another institution as depository agent to receive payments.

5. If Lessee drills a well which is incapable of producing in paying quantities (hereinafter called “dry hole”) on the leased premises or lands pooled therewith, or if all production (whether or not in paying quantities) permanently ceases from any cause, including a revision of unit boundaries pursuant to the provisions of Paragraph 6 or the action of any governmental authority, then in the event this lease is not otherwise being maintained in force it shall nevertheless remain in force if Lessee commences operations for reworking an existing well or for drilling an additional well or for otherwise obtaining or restoring production on the leased premises or lands pooled therewith within 90 days after completion of operations on such dry hole or within 90 days after such cessation of all production. If at the end of the primary term, or at any time thereafter, this lease is not otherwise being maintained in force but Lessee is then engaged in drilling, reworking or any other operations reasonably calculated to obtain or restore production therefrom, this lease shall remain in force so long as any one or more of such operations are prosecuted with no cessation of more than 90 consecutive days, and if any such operations result in the production of oil or gas or other substances covered hereby, as long thereafter as there is production in paying quantities from the leased premises or lands pooled therewith.

6. Lessee shall have the right but not the obligation to pool all or any part of the leased premises or interest therein with any other lands or interests, as to any or all depths or zones, and as to any or all substances covered by this lease, either before or after the commencement of production, whenever Lessee deems it necessary or proper to do so in order to prudently develop or operate the leased premises, whether or not similar pooling authority exists with respect to such other lands or interests. The unit formed by such pooling for an oil well which is not a horizontal completion shall not exceed 80 acres plus a maximum acreage tolerance of 10%, and for a gas well or a horizontal completion shall not exceed 640 acres plus a maximum acreage tolerance of 10%; provided that a larger unit may be formed for an oil well or gas well or horizontal completion to conform to any well spacing or density pattern that may be prescribed or permitted by any governmental authority having jurisdiction to do so. For the purpose of the foregoing, the terms “oil well” and “gas well” shall have the meanings prescribed by applicable law or the appropriate governmental authority, or, if no definition is so prescribed, ‘oil well” means a well with an initial gas-oil ratio of less than 100,000 cubic feet per barrel and “gas well” means a well with an initial gas-oil ratio of 100,000 cubic feet or more per barrel, based on a 24-hour production test conducted under normal producing conditions using standard lease separator facilities or equivalent testing equipment; and the term “horizontal completion” means an oil well in which the horizontal component of the gross completion interval in the reservoir exceeds the vertical component thereof. In exercising its pooling rights hereunder, Lessee shall file of record a written declaration describing the unit and stating the effective date of pooling. Production, drilling or reworking operations anywhere on a unit which includes all or any part of the leased premises shall be treated as if it were production, drilling or reworking operations on the leased premises, except that the production on which Lessor’s royalty is calculated shall be that proportion of the total unit production which the net acreage covered by this lease and included in the unit bears to the total gross acreage in the unit, but only to the extent such proportion of unit production is sold by Lessee. Pooling in one or more instances shall not exhaust Lessee’s pooling rights hereunder, and Lessee shall have the recurring right but not the obligation to revise any unit formed hereunder by expansion or contraction or both, either before or after commencement of production, in order to conform to the well spacing or density pattern prescribed or permitted by the governmental authority having jurisdiction, or to conform to any productive acreage determination made by such governmental authority. In making such a revision, Lessee shall file of record a written declaration describing the revised unit and stating the effective date of revision. To the extent any portion of the leased premises is included in or excluded from the unit by virtue of such revision, the proportion of unit production on which royalties are payable hereunder shall thereafter be adjusted accordingly. In the absence of production in paying quantities from a unit, or upon permanent cessation thereof, Lessee may terminate the unit by filing of record a written declaration describing the unit and stating the date of termination. Pooling hereunder shall not constitute a cross-conveyance of interests.

7. If Lessor owns less than the full mineral estate in all or any part of the leased premises, the royalties and shut-in royalties payable hereunder for any well on any part of the leased premises or lands pooled therewith shall be reduced to the proportion that Lessor’s interest in such part of the leased premises bears to the full mineral estate in such part of the leased premises.

8. The interest of either Lessor or Lessee hereunder may be assigned, devised or otherwise transferred in whole or in part, by area and/or by depth or zone, and the rights and obligations of the parties hereunder shall extend to their respective heirs, devisees, executors, administrators, successors and assigns. No change in Lessor’s ownership shall have the effect of reducing the rights or enlarging the obligations of Lessee hereunder, and no change in ownership shall be binding on Lessee until 60 days after Lessee has been furnished the original or certified or duly authenticated copies of the documents establishing such change of ownership to the satisfaction of Lessee or until Lessor has satisfied the notification requirements contained in Lessee’s usual form of division order. In the event of the death of any person entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to the credit of decedent or decedent’s estate in the depository designated above. If at any time two or more persons are entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to such persons or to their credit in the depository, either jointly or separately in proportion to the interest which each owns. If Lessee transfers its interest hereunder in whole or in part Lessee shall be relieved of all obligations thereafter arising with respect to the transferred interest, and failure of the transferee to satisfy such obligations with respect to the transferred interest shall not affect the rights of Lessee with respect to any interest not so transferred. If Lessee transfers a full or undivided interest in all or any portion of the area covered by this lease, the obligation to pay or tender shut-in royalties hereunder shall be divided between Lessee and the transferee in proportion to the net acreage interest in this lease then held by each.

9. Lessee may, at any time and from time to time, deliver to Lessor or file of record a written release of this lease as to a full or undivided interest in all or any portion of the area covered by this lease or any depths or zones thereunder, and shall thereupon be relieved of all obligations thereafter arising with respect to the interest so released. If Lessee releases all or an undivided interest in less than all of the area covered hereby, Lessee’s obligation to pay or tender shut-in royalties shall be proportionately reduced in accordance with the net acreage interest retained hereunder.

10. In exploring for, developing, producing and marketing oil, gas and other substances covered hereby on the leased premises or lands pooled or unitized therewith, in primary and/or enhanced recovery, Lessee shall have the right of ingress and egress along with the right to conduct such operations on the leased premises as may be reasonably necessary for such purposes, including but not limited to geophysical operations, the drilling of wells, and the construction and use of roads, canals, pipelines, tanks, water wells, disposal wells, injection wells, pits, electric and telephone lines, power stations, and other facilities deemed necessary by Lessee to discover, produce, store, treat and/or transport production. Lessee may use in such operations, free of cost, any oil, gas, water and/or other substances produced on the leased premises, except water from Lessor’s wells or ponds. In exploring, developing, producing or marketing from the leased premises or lands pooled therewith, the ancillary rights granted herein shall apply (a) to the entire leased premises described in Paragraph 1 above, notwithstanding any partial release or other partial termination of this lease; and (b) to any other lands in which Lessor now or hereafter has authority to grant such rights in the vicinity of the leased premises or lands pooled therewith. When requested by Lessor in writing, Lessee shall bury its pipelines below ordinary plow depth on cultivated lands. No well shall be located less than 200 feet from any house or barn now on the leased premises or other lands used by Lessee hereunder, without Lessor’s consent, and Lessee shall pay for damage caused by its operations to buildings and other improvements now on the leased premises or such other lands, and to commercial timber and growing crops thereon. Lessee shall have the right at any time to remove its fixtures, equipment and materials, including well casing, from the leased premises or such other lands during the term of this lease or within a reasonable time thereafter.

11. Lessee’s obligations under this lease, whether express or implied, shall be subject to all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction including restrictions on the drilling and production of wells, and the price of oil, gas and other substances covered hereby. When drilling, reworking, production or other operations are prevented or delayed by such laws, rules, regulations or orders, or by inability to obtain necessary permits, equipment, services, material, water, electricity, fuel, access or easements, or by fire, flood, adverse weather conditions, war, sabotage, rebellion, insurrection, riot, strike or labor disputes, or by inability to obtain a satisfactory market for production or failure of purchasers or carriers to take or transport such production, or by any other cause not reasonably within Lessee’s control, this lease shall not terminate because of such prevention or delay, and at Lessee’s option, the period of such prevention or delay shall be added to the term hereof. Lessee shall not be liable for breach of any express or implied covenants of this lease when drilling, production or other operations are so prevented, delayed or interrupted.

12. In the event that Lessor, during the primary term of this lease, receives a bona fide offer which Lessor is willing to accept from any party offering to purchase from Lessor a lease covering any or all of the substances covered by this lease and covering all or a portion of the land described herein, with the lease becoming effective upon expiration of this lease, Lessor hereby agrees to notify Lessee in writing of said offer immediately, including in the notice the name and address of the offeror, the price offered and all other pertinent terms and conditions of the offer. Lessee, for a period of fifteen days after receipt of the notice, shall have the prior and preferred right and option to purchase the lease or part thereof or interest therein, covered by the offer at the price and according to the terms and conditions specified in the offer.

13. No litigation shall be initiated by Lessor with respect to any breach or default by Lessee hereunder, for a period of at least 90 days after Lessor has given Lessee written notice fully describing the breach or default, and then only if Lessee fails to remedy the breach or default, within such period. In the event the matter is litigated and there is a final judicial determination that a breach or default has occurred, this lease shall not be forfeited or canceled in whole or in part unless Lessee is given a reasonable time after said judicial determination to remedy the breach or default and Lessee fails to do so.

14. Lessor hereby warrants and agrees to defend title conveyed to Lessee hereunder, and agrees that Lessee at Lessee’s option may pay and discharge any taxes, mortgages or liens existing, levied or assessed on or against the leased premises. If Lessee exercises such option, Lessee shall be subrogated to the rights of the party to whom payment is made, and, in addition to its other rights, may reimburse itself out of any royalties or shut-in royalties otherwise payable to Lessor hereunder. In the event Lessee is made aware of any claim inconsistent with Lessor’s title, Lessee may suspend the payment of royalties and shut-in royalties hereunder, without interest, until Lessee has been furnished satisfactory evidence that such claim has been resolved.

15. Notwithstanding anything to the contrary contained herein, lessee is hereby granted the option to extend the primary term for an additional period of two (2) years from the expiration of the original primary term. This option may be exercised by lessee at any time during the original primary term by payment to lessor, or to lessor’s credit with the depository bank named herein, of an additional consideration of the sum of One Thousand Dollars ($1,000), per net mineral acre, which payment shall cover the entire two (2) year extended primary term. Should this option be exercised as herein provided, it shall be considered for all purposes as though this lease originally provided for a primary term of five (5) years.

16. After a well producing or capable of producing oil or gas has been Completed (as hereinafter defined) on said land, lessee shall exercise the diligence of a reasonably prudent operator in drilling such additional well or wells as may be reasonably necessary for the proper development of said land and in marketing the production therefrom. If at the end of the primary term a well has been Completed within 180 days of the end of the primary term or the lessee is engaged in the process of drilling (with a rig capable of reaching the total vertical depth of 10,000 feet from the surface) a well or wells on said land capable of producing in paying quantities, this lease shall continue as to the producing interval(s) (as hereinafter defined) so long as drilling operations are continued with no cessation or interruption of more than one hundred eighty (180) consecutive days between the Completion of one well and the date the next well is spudded by a rig capable of reaching the total vertical depth of 10,000 feet from the surface (the “Continuous Drilling Period”). At the end of the primary term or, if applicable, the Continuous Drilling Period, this lease will terminate as to all of said land which is not then within a Production Unit (as hereinafter defined) containing a well then producing in paying quantities. At the end of the primary term or, if applicable, any 180-day period of the Continuous Drilling Period, this lease will terminate as to all depths not included in a producing interval.

As used herein a “Production Unit” means, subject to the limitations and restrictions set forth in this lease, a tract of land designated by lessee which contains a producing interval, is oriented in the direction in which the well was drilled and Completed, and contains an amount of acreage equal to the standard drilling or proration unit allowed by the Railroad Commission of Texas (or successor agency) under the applicable field rules for the producing interval. The term “producing interval” for a vertical well means each separate interval thirty feet (30’) above and below each perforation in the well which is producing in paying quantities. The term “producing interval” for a horizontal well means one hundred feet (100’) below the deepest perforation in the well which is producing in paying quantities and one hundred feet (100’) above the shallowest perforation in the well which is producing in paying quantities. The terms “Complete,” “Completing” or “Completed” means when a well begins flowback as a result of Completion Operations. The term “Completion Operations” means the start of pressure pumping by equipment necessary to stimulate a well into a well that is capable of producing in paying quantities. Within ninety (90) days after the expiration of the primary term or, if applicable, the Continuous Drilling Period, lessee shall file of record in the county in which said land is located an instrument containing a plat and legal description of each Production Unit designated by lessee for each oil or gas well on said land producing in paying quantities as of the expiration of the primary term or, if applicable, the Continuous Drilling Period, and shall furnish lessor with a copy of such instrument.

Notwithstanding the other provisions hereof, the time between wells shall be cumulative such that if less than one hundred eighty (180) days is used for the actual drilling of a well in the first 180-day period, the time saved may be added to the next one hundred eighty (180) day period. If two (2) or more wells are drilled simultaneously, each well will be entitled to a separate one hundred eighty (180) day extension of the time in which the next well is to be commenced and such extension shall be cumulative. The maximum amount of time to be earned under the provisions of this paragraph shall never exceed 400 days.

17. Lessor reserves the wellbores of the wells located on the leased premises and more particularly described on Exhibit B attached hereto and made a part hereof (the “Excluded Wells”)1, and the rights of Lessor, or its assigns and lessees, to operate or participate in operations of the Excluded Wells and to production of hydrocarbons from the Excluded Wells. This reservation only applies to the wellbore of an Excluded Well as drilled as of the date of this lease and only as to the producing interval(s) in which each such Excluded Well is currently Completed and producing in paying quantities as of the date of this lease.

18. Notwithstanding anything herein to the contrary (including the terms of paragraph 10 above), Lessor and Lessee each expressly acknowledge and agree that, (a) that Lessee may, as of the date hereof of any date hereafter, be subject or party to one or more surface use agreements, easements, access agreements, rights of way rights of use, permits, licenses, or other contracts or arrangements involving or pertaining to the access, use of all or a portion of the surface of leased premises and/or the production, storage, disposal or transportation of hydrocarbons, water or other substances on or under the leased premises (each a “Surface Use Contract”), including such Surface Use Contracts with Lessor, affiliates of Lessor or any other Person, (b) the execution and delivery of this lease does not effect a merger or termination of any such Surface Use Contract or override, modify, amend, waive or otherwise supplement the terms or obligations as to any such Surface Use Contract and (c) Lessee’s rights hereunder shall be expressly subject to any such Surface Use Contracts and Lessee shall pay and perform all obligations of Lessee under each Surface Use Contract to which it is party or otherwise bound.

IN WITNESS WHEREOF, this lease is executed to be effective as of the date first written above, but upon execution shall be binding on the signatory and the signatory’s heirs, devisees, executors, administrators, successors and assigns, whether or not this lease has been executed by all parties hereinabove named as Lessor.

LESSOR:

US LAND GUILD, LLC, a Delaware limited liability company

/s/ Jordan Barrett
By:	Jordan Barrett
Title:	Chief Financial Officer

Exhibit A

[Omitted]

EXHIBIT B

[Omitted]